Exhibit 99.1

TITAN PHARMACEUTICALS, INC.

UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

On September 1, 2023, Titan Pharmaceuticals, Inc. (“Titan” or the “Company”) completed the sale of certain ProNeura Assets, for approximately $2.0 million, comprised of approximately $0.5 million of cash proceeds, the Cash Note for $0.5 million and the Escrow Note for $1.0 million.

The sale constitutes a significant disposition for the purposes of Item 2.01 of Current Report on Form 8-K. The unaudited pro forma condensed balance sheet as of June 30, 2023 gives effect to the transaction as if it had occurred on June 30, 2023. The transaction accounting adjustments for the disposition consist of those necessary to account for the disposition.  In addition, we have included unaudited pro forma condensed statements of operations for the six months ended June 30, 2023 and the year ended December 31, 2022.

The unaudited pro forma condensed balance sheet has been derived from the historical consolidated balance sheet prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”) and is presented based on information currently available. The unaudited pro forma condensed balance sheet is intended for informational purposes only and is not intended to represent the Company’s financial position had the disposition and related events occurred on the date indicated. Our actual financial condition may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

TITAN PHARMACEUTICALS, INC.

PRO FORMA CONDENSED BALANCE SHEETS

(unaudited)

(in thousands, except share and per share data)

	June 30, 2023	Transfer Accounting	June 30, 2023
	Historical	Adjustments	Pro forma
Assets
Current assets:
Cash and cash equivalents	$105	$500	$605
Restricted cash	17	-	17
Receivables	9	-	9
Inventory	-	-	-
Prepaid expenses and other current assets	229	-	229
Discontinued operations - current assets	32	-	32
Notes receivable, current	-	1,500	1,500
Current assets held for sale	106	(106)	-
Total current assets	498	1,894	2,392
Property and equipment, net	9	-	9
Other assets	48	-	48
Operating lease right-of-use assets, net	124	-	124
Noncurrent assets held for sale	133	(133)	-
Total assets	$812	$1,761	$2,573

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$597	$-	$597
Accrued clinical trials expenses	3	-	3
Other accrued liabilities	676	74	750
Operating lease liability, current	128	-	128
Deferred grant revenue	16	-	16
Discontinued operations – current liabilities	190	-	190
Current liabilities held for sale	236	(236)	-
Total current liabilities	1,846	(162)	1,684
Operating lease liability, noncurrent	-	-	-
Total liabilities	1,846	(162)	1,684
Commitments and contingencies (Note 6)
Stockholders’ equity (deficit):
Common stock, at amounts paid-in, $0.001 par value per share; 225,000,000 shares authorized, 15,016,295 shares issued and outstanding at June 30, 2023 and December 31, 2022.	15	-	15
Additional paid-in capital	388,473	-	388,473
Accumulated deficit	(389,522)	1,923	(387,599)
Total stockholders’ equity (deficit)	(1,034)	1,923	889
Total liabilities and stockholders’ equity (deficit)	$812	$1,761	$2,573

TITAN PHARMACEUTICALS, INC.

PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share amount)

(unaudited)

	Six Months Ended		Six Months Ended
	June 30, 2023	Transaction Accounting	June 30, 2023
	Historical	Adjustments	Pro forma
Revenues:
License revenue	$1	$-	$1
Grant revenue	180	-	180
Total revenues	181	-	181
Operating expenses:
Research and development	1,003	-	1,003
General and administrative	2,463	-	2,463
Total operating expenses	3,466	-	3,466
Loss from operations	(3,285)	-	(3,285)
Other income (expense):
Interest income	29	-	29
Other expense, net	(5)	-	(5)
Gain on sale of assets	-	1,923	1,923
Other income (expense), net	24	1,923	1,947
Net loss	$(3,261)	$1,923	$(1,338)
Basic and diluted net loss per common share	$(0.22)	$0.13	$(0.09)
Weighted average shares used in computing basic and diluted net loss per common share	15,016	15,016	15,016

TITAN PHARMACEUTICALS, INC.

PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share amount)

(unaudited)

	Year Ended		Year Ended
	December 31, 2022	Transaction Accounting	December 31, 2022
	Historical	Adjustments	Pro forma
Revenues:
License revenue	$60	$-	$60
Grant revenue	497	-	497
Total revenues	557	-	557
Operating expenses:
Research and development	4,758	-	4,758
General and administrative	6,034	-	6,034
Total operating expenses	10,792	-	10,792
Loss from operations	(10,235)	-	(10,235)
Other income (expense):
Interest income	53	-	53
Other expense, net	(24)	-	(24)
Gain on sale of assets	-	1,865	1,865
Other income (expense), net	29	1,865	1,894
Net loss	$(10,206)	$1,865	$(8,341)
Basic and diluted net loss per common share	$(0.76)	$0.14	$(0.62)
Weighted average shares used in computing basic and diluted net loss per common share	13,434	13,434	13,434

TITAN PHARMACEUTICALS, INC.

NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS

(unaudited)

Note 1. Basis of Presentation

The Company's historical consolidated balance sheet has been adjusted in the preparation of the unaudited pro forma condensed balance sheet to reflect only the transaction accounting adjustments related to the sale of the ProNeura Assets. The pro forma balance sheet as of June 30, 2023 gives effect to the disposition as if it were completed on June 30, 2023.

Note 2. Pro forma Adjustments

The following adjustments have been reflected in the unaudited pro forma condensed combined financial statements:

(a) Pro forma adjustment represents a total purchase price of approximately $2.0 million comprised of approximately $0.5 million estimated cash proceeds from the sale at the closing of the transaction, the $0.5 million Cash Note due on October 1, 2023 and the $1.0 million Escrow Note due on January 1, 2024.

(b) Pro forma adjustment reflects closing transaction costs of approximately $74,000.

(c) Pro forma adjustments reflect the elimination of assets and liabilities attributable to the ProNeura Assets included in the sale as if it had occurred on June 30, 2023.

(d) Pro forma adjustment reflects an additional portion related to the estimated pre-tax gain on the sale of approximately $1.9 million, which was calculated as follows:

(in thousands)
Estimated consideration of the disposition, net of transaction costs (1)	$1,926
Assets of the businesses	(239)
Liabilities of the businesses	236
Pre-tax gain on the disposition	$1,923

(1) Reflects the estimated net cash consideration received, inclusive of items identified in (a) and other customary adjustments identified in (b), as if the transaction had closed on June 30, 2023.

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